Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-215509) of Colony NorthStar, Inc. pertaining to the 2014 Omnibus Stock Incentive Plan;

(2)	Registration Statement (Form S-3 ASR No. 333-215506) of Colony NorthStar, Inc. pertaining to the registration of its class A common stock, preferred stock, depositary shares, warrants, and rights;

(3)	Registration Statement (Form S-8 No. 333-197104-01) of Colony NorthStar, Inc. pertaining to the 2014 Omnibus Stock Incentive Plan;
of our reports dated March 1, 2018 with respect to the consolidated financial statements of Colony NorthStar, Inc. and the effectiveness of internal control over financial reporting of Colony NorthStar, Inc. included in this Annual Report (Form 10-K) of Colony NorthStar, Inc. for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Los Angeles, California
March 1, 2018